For Immediate Release
Contact:
Joann Marsili, CFMP
SVP, Marketing and Digital Sales Director
(570) 504-8025
joann.marsili@fddbank.com

FIDELITY BANK NAMED TOP IN-STATE BANK BY FORBES MAGAZINE

Dunmore, Pa – July 8, 2019 – For the second year in a row, Forbes Magazine has rated Fidelity Bank one of the top three banks in Pennsylvania and one of the Best In-State Banks in 2019.  In collaboration with the analytics firm Statista, more than 25,500 study participants were asked to rate banks in Pennsylvania on various criteria including customers satisfaction, level of trust, quality of digital services, and other factors.  Only the top 2.8% of all U.S. banks made the ranking.

“To be awarded this distinction for a second year is a tremendous honor. Most bank awards are based on financial performance, while this measures customer experience,” explains Daniel J. Santaniello, President and CEO of Fidelity Bank. “We are very proud to have been named one of the “Top 200 Community Banks” by American Banker Magazine for six consecutive years based on Return on Average Equity as a well-performing bank. However, the Forbes award gets to the core of what that financial performance means; it is a testament to the Fidelity Bankers’ commitment to and focus on the Bank’s relationship management strategy.”

Only the second time this survey has been conducted, the research firm measured three broad categories: recommendations, general satisfaction, and the sub dimensions of trust, terms and conditions, branch service, digital service and financial advice.  Participants in the survey must live in the United States and have a checking or savings account at a bank.  Consumers were asked 20 questions about their financial dealings.  Fidelity Banks score placed it at #3 in Pennsylvania.

Fidelity Bank has built a strong history as trusted advisors to the customers served, and is proud to be an active member of the community of Northeastern Pennsylvania. With 11 branches located throughout Lackawanna and Luzerne Counties, Fidelity Bank offers full-service Trust & Investment Departments, a mortgage center, and an array of personal and business banking products and services. The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 1-800-388-4380.